Exhibit 10.1

SEVERANCE SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”)

Carlos Abrams-Rivera (“Executive”) has been employed by Kraft Heinz Foods Company (“Kraft Heinz” or “the Company”) as its Chief Executive Officer (“CEO”), located in Chicago, Illinois, USA. Whereas Executive’s employment is being terminated, Kraft Heinz has offered Executive benefits pursuant to the Kraft Heinz Foods Company Severance Pay Plan for Salaried Employees and as set forth in this Agreement, certain of which benefits are greater than what Executive is entitled to receive, and Executive has decided to accept Kraft Heinz’s offer. In accordance with the foregoing, Executive and Kraft Heinz both agree and promise as follows:

1. Executive’s last day of work as the CEO of Kraft Heinz will be December 31, 2025 (the “Transition Date”) (provided, however, that the Company may relieve Executive of his duties sooner in its discretion). As of the Transition Date, Executive will no longer serve as an officer or member of the Board or any other board of directors or managers, as applicable, of another member of the Company Group. Executive agrees to execute and deliver to the Company any additional documents required by the Company Group to effectuate this arrangement. Provided that the Effective Date occurs in accordance with Section 14 below, from January 1, 2026 until March 6, 2026 (the “Transition Period”), Executive will continue to be employed by the Company in a non-officer position and will serve as a Senior Advisor and will assist the Company and its direct or indirect subsidiaries (collectively, the “Company Group”) as requested by the Board of Directors of the Company (the “Board”) from time to time consistent with Executive’s position, to facilitate an orderly transition of the role of CEO to the successor CEO and performing such transition-related assistance as may be reasonably requested by the Board. Executive’s last day of employment with the Company will be March 6, 2026, at which time his employment will end (“Termination Date”). Executive agrees to continue to utilize his reasonable best efforts in the performance of his duties during the Transition Period, and will continue to be subject to all applicable Company Group policies and procedures during such time.

2. Whether or not Executive signs this Agreement, Executive will receive payment for (i) any earned but unpaid base salary through his last day of employment with the Company, less all applicable withholdings and deductions, in accordance with the Company’s normal payroll practices, (ii) any business expenses previously incurred by Executive and submitted to the Company, in each case, in accordance with the Company’s expense reimbursement policies and which remain unreimbursed (if any) pursuant to the terms of the Company’s applicable policies, and (iii) payment of any accrued but unused paid time off owed to Executive through his last day of employment with the Company in accordance with and subject to applicable Company policies. In addition, whether or not Executive signs this Agreement, Executive’s participation in any Company-sponsored employee benefit plans shall end as of his last day of employment with the Company. At the appropriate time Executive will receive, under separate cover, information concerning Executive’s right to continue Executive’s health insurance coverage under the Company’s group healthcare plan at his and/or his dependent(s)’ own expense in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) and any similar state law.

3. Subject to (i) Executive complying with this Agreement in all material respects (after written notice and a 10-day opportunity to reasonably cure), and (ii) Executive’s timely execution, delivery and non-revocation of this Agreement pursuant to Section 14, Executive will remain employed by the Company in a non-officer position and receive a base salary rate at the annual rate of $1,100,000 USD (one million and one hundred thousand US dollars) during the Transition Period, and shall continue to be eligible to participate in any Company-sponsored employee benefit plans in effect through the Termination Date. Executive acknowledges and agrees that the Company’s agreement to continue to provide Executive (and if applicable, Executive’s dependent(s)) with the compensation and benefits in effect prior to the Transition Period during the Transition Period under the same terms and conditions (collectively, the “Transition Benefits”) constitute additional benefits to which Executive would not be entitled had he not entered into this Agreement and constitutes sufficient consideration for Executive’s entry into this Agreement; provided, however, that during the Transition Period, Executive shall not be eligible for, and shall not earn or receive, any further bonuses, commissions, or cash-based incentive compensation, or any grants or awards of PSUs, RSU, equity, or other equity-related compensation, provided, however, any grants or awards of PSUs, RSUs, and equity and other equity-related compensation will continue to vest according to their terms.

4. Subject to (i) Executive complying with this Agreement in all material respects (after written notice and a 10-day opportunity to reasonably cure), (ii) his timely execution, delivery and non-revocation of this Agreement pursuant to Section 14, and (iii) following the Termination Date, his timely execution, delivery and non-revocation of the Supplemental Waiver and Release Agreement attached as Exhibit A hereto (the “Supplemental Agreement”), Executive will be entitled to receive the following separation benefits:

a.

Kraft Heinz will pay Executive 24 (twenty-four) months of severance pay at his current monthly base salary, in a lump sum in cash in the amount of $2,200,000 USD (two million and two hundred thousand US dollars), less applicable withholdings and deductions. This payment will be made following the Supplemental Release Effective Date (as defined in the Supplemental Agreement) and within sixty (60) days after the Termination Date.

b.

Beginning with the first day following the Termination Date, Executive may elect to continue coverage for himself and his enrolled dependents for up to 24 (twenty-four) months through COBRA. Beginning with the first day following the Termination Date, Kraft Heinz will provide 24 (twenty-four) months of Company-paid COBRA (i.e., medical/RX drug and dental coverage) for Executive and his enrolled dependents; provided, that no such monthly premium payments will be made by the Company until the first payroll date following the Supplemental Release Effective Date (and the initial payment will include any payment(s) that otherwise would have been made during the period between the Termination Date and such payroll date). “Company-paid” is defined as the employer’s portion of the premium for such coverage including the COBRA administration fee. Executive will continue to pay his current premium charged for such coverage. Be advised that Vision is excluded from Company-paid COBRA coverage as it is not a company-subsidized plan. Executive will have the opportunity to elect vision coverage and pay for it at his expense. If Executive becomes eligible for other group coverage during the 24-month Company subsidized COBRA period, Executive will need to notify the Kraft Heinz Benefits Center as he will no longer be eligible for the subsidy.

c.

As of the Termination Date, the Kraft Heinz Stock Option Award granted to Executive on March 1, 2022 for 5,171 options with an exercise price of $38.68 per share will remain vested. Executive will have 36 months after the Termination Date to exercise the vested shares. The Kraft Heinz Stock Option Award granted to Executive on March 1, 2021 for 5,393 options with an exercise price of $37.09 per share will remain vested. Executive will have 36 months after the Termination Date to exercise the vested shares. The Kraft Heinz Stock Option Award granted to Executive on June 1, 2020 for 82,183 options with an exercise price of $30.42 per share will remain vested. Executive will have 36 months after the Termination Date to exercise the vested shares.

d.

By participating in Kraft Heinz’s 2024 and 2025 Bonus Investment Plans, Executive was granted Matching Restricted Stock Units and dividend accrual units from the Company pursuant to the applicable Matching Restricted Stock Unit Award Agreement (the “Matching RSUs”). As of the Termination Date, the Matching RSUs granted to Executive on March 1, 2024 for 44,980 shares and respective dividend units (4,295 to date) will vest at 66.67% for 29,988 shares and respective dividends (2,863 to date). The Matching RSUs granted to Executive on March 1, 2025 for 30,555 shares and respective dividend units (1,371 to date) will vest at 33.33% for 10,184 shares and respective dividends (457 to date).

e.

As of the Termination Date, the Annual Equity Kraft Heinz Restricted Stock Unit (“RSU”) Award granted to Executive on March 1, 2024 for 48,037 shares and respective dividend units (4,587 to date) will vest at 50% for 24,019 shares and respective dividends. (2,294 to date) The Annual Equity Kraft Heinz Restricted Stock Unit (“RSU”) Award granted to Executive on March 1, 2025 for 83,036 shares and respective dividend units (3,724 to date) will vest at 25% for 20,759 shares and respective dividends (931 to date).

f.

As of the Termination Date, the Annual Equity Kraft Heinz Performance Share Unit (“PSU”) Award granted to Executive on March 1, 2024 for 112,084 shares will vest at 50% for 56,042 shares. The measurement and distribution of these shares will be based on the actual performance metric achievement ending December 2026 and subject to certification by the Board of Directors in January 2027. Distribution of these shares will be in March 1, 2027. As of the Termination Date, the Annual Equity Kraft Heinz Performance Share Unit (“PSU”) Award granted to Executive on March 1, 2025 for 193,749 shares will forfeit in its entirety due to a termination in under two years from the grant date (the waiting period according to the plan conditions).

g.

The Company represents that the equity treatment outlined in the Sections above is offered pursuant to the applicable Omnibus Incentive Plans and Award Agreements and has been approved by the Human Capital & Compensation Committee of the Kraft Heinz Board of Directors. The administrative time it takes to complete these transactions may be up to 8 weeks from the Termination Date and any transactions related to shares or options will be handled through Fidelity Stock Plan Services. Please contact LTI@kraftheinz.com with any questions or concerns.

h.

Kraft Heinz will provide nine (9) months of outplacement services to Executive, by a firm selected and paid for by the Company, to be initiated by Executive within six (6) months from the Termination Date.

i.

Kraft Heinz shall use reasonable best efforts to continue Executive’s global services status at United Airlines for calendar year 2026, and shall use reasonable best efforts to provide Executive with the continued support of the executive coach at the cost of Kraft Heinz through December 31, 2026.

j.

Kraft Heinz shall pay Executive an annual bonus for the 2025 calendar year, calculated on a basis no less favorable than that generally applicable to other active senior executives of the Company (the “2025 Bonus”). The 2025 Bonus shall be paid in a lump sum in cash on the date annual bonuses for the 2025 calendar year are generally paid to active senior executives of the Company, without regard to whether Executive is employed on such date.

k.

Notwithstanding any provision of this Agreement to the contrary, no payments or benefits shall be paid or provided to Executive pursuant to this Section 4 unless the Supplemental Agreement has become fully effective and irrevocable in accordance with Section 2 thereof by the twenty-eighth (28th) day following the Termination Date.

l.

All grants or awards of PSUs, RSUs, and other equity or other equity-related compensation will shall be treated in accordance with their terms and, for determination of the level of vesting applicable to PSUs, no less favorably than those PSUs held by senior executives of Kraft Heinz. To the extent that Kraft Heinz consummates a separation transaction, but subject to applicable securities laws, Kraft Heinz shall use commercially reasonable efforts to provide that Executive shall receive no less favorable treatment of Executive’s then-outstanding equity and equity-related compensation than as applicable to equity and equity-related compensation held by Kraft Heinz executives allocated to “remainco.”

5. Executive agrees to return all company property in his possession, including documents (manuals, notes, handbooks), Company-provided laptops, computers, cell phones, wireless devices and or other equipment or property he has used during his employment with Kraft Heinz, promptly upon the Company’s request and no later than the Termination Date.

6. Executive acknowledges that the services he has rendered to Kraft Heinz are of a special character having a unique value to Kraft Heinz, and that he has received specialized training and been given access to, or has been responsible for the development of (i) some of Kraft Heinz’s most sensitive and valuable confidential information, (ii) Kraft Heinz’s business habits, needs, pricing policies, purchasing policies, profit structures, and margins, (iii) Kraft Heinz’s relationship with its customers, their buying habits, special needs, and purchasing policies, (iv) Kraft Heinz’s relationship with its suppliers, licensees, licensors, vendors, consultants, and independent contractors, their pricing habits, and purchasing policies, (v) Kraft Heinz’s pricing policies, purchasing policies, profit structures, and margin needs, (vi) the skills, capabilities and other employment-related information relating to Kraft Heinz’s Executives, and/or (vii) other matters of which Executive would not otherwise know and that is not otherwise readily available.

Executive acknowledges and agrees that, notwithstanding anything in this Agreement to the contrary, the non-competition, non-solicitation and non-interference provisions contained in the Award Agreements applicable to the non-forfeited RSU and PSU Awards referenced herein (collectively, the “Restrictive Covenants Agreements”) remain in full force and effect, that he remains bound by the Restrictive Covenants Agreements and that they are hereby incorporated by reference. Executive acknowledges and agrees that the benefits described in this Agreement, among other additional professional and financial benefits, constitute adequate consideration for purposes of the Illinois Freedom to Work Act, 820 ILCS 90.

In addition, as consideration for the benefits provided for in this Agreement, Executive acknowledges that (i) Executive performed services of a unique nature for the Company that are irreplaceable, and that Executive’s performance of such services to a competing business will result in irreparable harm to the Company, (ii) Executive has had access to Confidential Information which, if disclosed, would unfairly and inappropriately assist in competition against the Company, (iii) in the course of Executive’s employment by or service to a competitor, Executive would inevitably use or disclose such confidential information, (iv) the Company has substantial relationships with its customers and Executive has had access to these customers, (v) Executive has received specialized training from the Company, and (vi) Executive has generated goodwill for the Company in the course of Executive’s service with and employment by the Company. Accordingly, for twelve (12) months following January 1, 2026 (the “Restricted Period”), Executive will not engage in any business activities, directly or indirectly (whether as an employee, consultant, officer, director, partner, joint venturer, manager, member, principal, agent, or independent contractor, individually, in concert with others, or in any other manner) within the same line or lines of business for which the Executive performed services for the Company and in a capacity that is similar to the capacity in which the Executive was employed by the Company with any person or entity that competes with the Company in the consumer packaged food and beverage industry (“Competitive Business”) anywhere within the same geographic territory(ies) for which the Executive performed services for the Company (the “Restricted Territory”) without the written consent of Kraft Heinz’s Human Capital and Compensation Committee Chair or designee, such consent not unreasonably be withheld. Notwithstanding the foregoing, nothing herein shall prohibit Executive from being a passive owner of not more than three percent (3%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company, so long as Executive has no active participation in the business of such corporation. Further, during the Restricted Period, Executive agrees that Executive shall not directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, in any way request, suggest or advise any such customer to withdraw or cancel any of their business or refuse to continue to do business with the Company; provided, that this restriction shall apply to customers or potential customers who, during the two (2) years immediately preceding the Executive’s termination, had been assigned to the Executive by the Company, or with which the Executive had contact on behalf of the Company while an Executive of the Company, or about which the Executive had access to Confidential Information by virtue of Executive’s employment with the Company. Further, during the Restricted Period, Executive agrees that Executive shall not directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (A) solicit, aid or induce any employee, representative or agent of the Company to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (B) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company and its vendors, suppliers or customers. As used herein, the term “solicit, aid or induce” includes, but is not limited to, (i) initiating communications with a Company employee relating to possible employment, (ii) offering bonuses or other compensation to encourage a Company employee to terminate his or her employment with the Company and accept employment with any entity, (iii) recommending a Company employee to any entity, and (iv) aiding an entity in recruitment of a Company employee. An employee, representative or agent shall be deemed covered by this Section 6 while so employed or retained and for a period of six (6) months thereafter. The conduct prohibited by this paragraph of Section 6 constitutes “Prohibited Conduct.”

Nothing contained in this Section 6 shall preclude Executive from: (i) providing services as a consultant, employee, advisor, or otherwise to any entity that is a Competitive Business but also has other non-competitive lines of business, so long as, in addition to honoring all other obligations under this Agreement, Executive’s service relationship is restricted solely to one or more distinct portions of the operations and businesses of such entity that does not engage, and is not preparing to engage, in a Competitive Business, and Executive undertakes not to, and does not, have any discussions with, or participate in, the governance, management or operations of such entity or any business segments thereof that engage in a Competitive Business; or (ii) being employed by, or providing services to, a private equity firm, venture capital firm, hedge fund, investment bank, or other financial institution, so long as, in addition to honoring all other obligations under this Agreement, Executive’s service relationship is restricted solely to one or more distinct portions of the operations and businesses of such entity that does not engage, and is not preparing to engage, in a Competitive Business, and Executive undertakes not to, and does not, have any discussions with, or participate in, the governance, management or operations of such entity or any business segments thereof that engage in a Competitive Business.

Should Executive engage in Prohibited Conduct or materially breach his obligations under Sections 5, 6, 7, 9, or 10 of this Agreement at any time (after written notice and a 10 day opportunity to reasonably cure), he will be obligated to pay back to Kraft Heinz all but $1,000 of any payments received pursuant to Section 4 of this Agreement, and Kraft Heinz will have no obligation to pay Executive any payments that may be remaining due under this Agreement. This will be in addition to any other remedy that Kraft Heinz may have in respect of such Prohibited Conduct. Kraft Heinz and Executive acknowledge and agree that Kraft Heinz will or would suffer irreparable injury in the event of a breach or violation or threatened breach or violation of the provisions set forth in Sections 5, 6, 7, 9, or 10 and agree that in the event such provisions are violated or breached, Kraft Heinz will be entitled to injunctive relief prohibiting any such violation or breach, and that such right to injunctive relief will be in addition to any other remedy which Kraft Heinz may be entitled. The parties hereto expressly agree that in the event of a breach or threatened breach of this Agreement, the non-breaching party or its successors or assigns may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions set forth in Sections 5, 6, 7, 9 or 10 hereof (without posting a bond or other security) and each party hereby agrees to waive the defense in any suit that the other party has an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of an injunction or specific performance as a remedy, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief.

7. Executive acknowledges that during the course of his employment with Kraft Heinz, he received “Confidential Information”, with Confidential Information meaning information that was: (i) disclosed to or known by Executive as a consequence of or through his employment with Kraft Heinz; (ii) not publicly available and/or not generally known outside of Kraft Heinz; and (iii) that relates to the business and development of Kraft Heinz. Without in any way limiting the foregoing and by way of example, Confidential Information includes: all non-public information or trade secrets of Kraft Heinz or its affiliates that gives Kraft Heinz or its affiliates a competitive business advantage, the opportunity of obtaining such advantage or disclosure of which might be detrimental to the interests of Kraft Heinz or its affiliates; information regarding Kraft Heinz’s or its affiliates’ business operations, such as financial and sales data (including budgets, forecasts and historical financial data), operational information, plans and strategies; business and marketing strategies and plans for various products and services; information regarding suppliers, consultants, employees, and contractors; technical information concerning products, equipment, services, and processes; procurement procedures; pricing and pricing techniques; information concerning past, current and prospective customers, investors and business affiliates; plans or strategies for expansion or acquisitions; budgets; research; trading methodologies and terms; communications information; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; electronic databases; models; specifications; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; personnel information; payments or rates paid to consultants or other service providers; and Kraft Heinz files, physical or electronic documents, equipment, and proprietary data or material in whatever form including all copies of all such materials. Confidential Information does not include any of Executive’s expertise, experience, and knowledge gained throughout his career that falls outside of the three-pronged definition in the first sentence above. Executive agrees that he will not communicate or disclose any Confidential Information to any third party, or use it for his own account, without the written consent of Kraft Heinz, other than communications with his attorneys, spouse and financial advisors.

8. Nothing in this Agreement or any other agreement Executive has with the Company will prohibit or restrict Executive from (i) voluntarily communicating with an attorney retained by Executive, (ii) voluntarily communicating, including for the purpose of filing a charge or complaint, with any law enforcement, government agency (including the Securities and Exchange Commission (“SEC”), the Equal Employment Opportunity Commission (the “EEOC”)), Illinois Human Rights Commission, or any other state or local commission on human rights, or self-regulatory organization, or otherwise initiating, assisting with, or participating in any manner with an investigation conducted by such government agency, in each case, regarding possible violations of law and without advance notice to the Company, (iii) recovering a SEC whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934, (iv) disclosing any information (including, without limitation, confidential information) to a court or other administrative or legislative body in response to a subpoena, court order or written request, provided that (to the extent legally permissible) Executive first promptly notifies and provides the Company with the opportunity to seek, and join in its efforts at the sole expense of the Company, to challenge the subpoena or obtain a protective order limiting its disclosure, or other appropriate remedy, or (v) reporting any good faith allegations of unlawful conduct to federal, state or local officials for investigation, including, but not limited to, criminal conduct or unlawful employment practices or engaging in concerted activity to address work-related issues. Pursuant to 18 U.S.C. § 1833(b), Executive understands that Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or Executive’s attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Executive understands that if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding if Executive (x) files any document containing the trade secret under seal, and (y) do not disclose the trade secret, except pursuant to court order. Nothing in this Agreement, or any other agreement that Executive has with the Company or any of its affiliates, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. The communications, statements, and activities permitted under this Section 8 are referred to collectively as “Protected Activities.”

9. Subject to Section 8, Executive agrees that he will not make or otherwise communicate any malicious, disparaging, or defamatory remarks about Kraft Heinz or its affiliate companies, including, but not limited to, comments about Executive’s employment with or cessation of employment with Kraft Heinz, or any of its products, services, business or employment practices in effect as of the date of the Agreement. Further, Executive agrees that he will not make or authorize to be made any written or oral statement that may disparage or damage the reputation of Kraft Heinz. This Section 9 equally applies to statements made by Executive under any other identifier he may use for electronic/web-based communications and postings (e.g., email, Facebook, blogs, JobVent, etc.). This Section 9 does not prohibit Executive from engaging in any Protected Activities.

10. Kraft Heinz agrees that it will not authorize any executive, manager or representative of Kraft Heinz to make any written or oral statement that may disparage or damage the reputation of Executive, including without limitation, any electronic or print news media or other publications that would disparage the reputation, image, good will or commercial interests of Executive. This Paragraph does not prohibit Kraft Heinz executives, managers and/or representatives from making truthful statements while cooperating with a governmental investigation, communicating with a government agency or otherwise testifying under oath.

11. Executive agrees to fully cooperate with Kraft Heinz and its affiliated and parent companies, at Kraft Heinz’s expense, in any inquiry, audit, regulatory proceeding, investigation, litigation or potential litigation arising out of any matter in which he was involved during his employment. Executive will make himself reasonably available to provide support in such matters, including but not limited to by meeting with and providing information to Kraft Heinz’s counsel, preparing to testify, testifying at deposition, trial or hearing, providing testimony to regulators, and performing other similar services in connection with such matters as required by Kraft Heinz or its affiliated and parent companies or their counsel, subject to and scheduled in accordance with Executive’s other commitments. Kraft Heinz will reimburse Executive for reasonable and appropriate business expenses incurred by Executive in connection with such cooperation,. Such cooperation shall be scheduled at times mutually convenient to the parties and shall not unreasonably interfere with Executive’s personal or professional commitments (including any future employment). For any cooperation services provided by Executive in excess of five (5) hours in any calendar month, Kraft Heinz shall pay Executive an hourly fee according to his Base Salary at the Termination Date. Kraft Heinz shall indemnify and provide expense advancement to Executive with respect to any cooperation hereunder as if Executive were an officer of Kraft Heinz.

12. In the event either Executive or Kraft Heinz contests the interpretation or application of any of the terms of this Agreement or any asserted breach of this Agreement, the complaining party shall notify the other in writing of the provision that is being contested. If the parties cannot satisfactorily resolve the dispute within thirty (30) days, the matter will be submitted to arbitration. An arbitrator will be chosen pursuant to the American Arbitration Association’s (“AAA”) Employment Arbitration Rules and Mediation Procedures from a panel submitted by the AAA and the hearing shall be held in Chicago, Illinois. The arbitrator’s fees, expenses, and filing fees shall be borne equally by Executive and Kraft Heinz. The arbitrator shall issue a written award which shall be final and binding upon the parties. Notwithstanding the foregoing, Executive and Kraft Heinz understand and agree that nothing shall prevent the Company from seeking and obtaining injunctive relief in federal or state court in the event of a breach or threatened breach of the restrictive covenants and confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, (x) the following disputes and claims are not covered by this arbitration provision and shall therefore be resolved in any appropriate forum as required by the laws then in effect: claims for workers’ compensation benefits, unemployment insurance, or state or federal disability insurance; and any other dispute or claim that has been expressly excluded from arbitration by statute and (y) Executive may, but is not required to, arbitrate claims for sexual harassment or assault to the extent applicable law renders a pre-dispute arbitration agreement covering such claims invalid or unenforceable.

13. This Agreement and the benefits paid pursuant to its terms are intended to be exempt from or compliant with the provisions of Code Section 409A, to the extent that the payments and benefits due under this Agreement are subject to Code Section 409A, and the terms of this Agreement shall be interpreted, administered and construed consistent therewith. In the event that any compensation or benefits provided for by this Agreement or any related plans may result in penalties or accelerated recognition of taxable income under Code Section 409A, Kraft Heinz will, in agreement with Executive, modify the Agreement in the least restrictive manner necessary in order, where applicable, (i) to exclude such compensation from the definition of “deferred compensation” within the meaning of Code Section 409A, or (ii) to comply with the provisions of Code Section 409A, other applicable provision(s) of the Code, and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and to make such modifications, in each case, without any diminution in the value of the payments to be paid or benefits to be provided to Executive pursuant to this Agreement or plans to which this Agreement refers. To the extent Executive would otherwise be entitled to any payment that under this Agreement, or any plan or arrangement of the Company or its affiliates, constitutes “deferred compensation” subject to Section 409A, and that if paid during the six months beginning on the Termination Date would be subject to the Section 409A additional tax because Executive is a “specified employee” (within the meaning of Section 409A and as determined by the Company), the payment, together with any earnings on it, will be paid to Executive on the earlier of the six-month anniversary of the Termination Date or Executive’s death. In addition, any payment or benefit due upon a termination of Executive’s employment that represents “deferred compensation” subject to Section 409A shall be paid or provided to Executive only upon a “separation from service” as defined in Treas. Reg. § 1.409A-1(h). Each payment under this Agreement shall be deemed to be a separate payment for purposes of Section 409A.

14. Executive is aware of his legal rights concerning his employment with and termination from Kraft Heinz. Executive represents that he has not filed any complaints of any kind whatsoever with any local, state, federal, or governmental agency or court against Kraft Heinz based upon, or in any way related to, his employment with or separation from Kraft Heinz. Executive further represents that he understands that the monetary payments and other benefits provided for in this Agreement constitutes a full and complete satisfaction of any claims, asserted or unasserted, knowing or unknown, that he has or may have against Kraft Heinz or an affiliate. Accordingly, in exchange for the monetary payments and other benefits provided for in this Agreement, which Executive acknowledges is greater than any payments and benefits that he would be entitled to receive absent this Agreement, Executive individually and on behalf of his spouse/partner, heirs, successors, legal representatives and assigns hereby unconditionally releases, dismisses, and forever discharges The Kraft Heinz Company (formerly known as H.J. Heinz Holding Corporation) and Kraft Heinz Foods Company (formerly known as the H.J. Heinz Company and the successor to Kraft Foods Group, Inc.), and each of their respective predecessors, successors, parents, subsidiaries, affiliated corporations, limited liability companies and partnerships, and all of their past and present shareholders, employee benefit plans and their administrators, officers, directors, fiduciaries, employees, assigns, representatives, agents, and counsel (collectively the “Released Parties”) from any and all claims, demands, liabilities, obligations, agreements, damages, debts, and causes of action arising out of, or in any way connected with, Executive’s employment with or separation from Kraft Heinz or any of the Released Parties. This waiver and release includes, but is not limited to, all claims and causes of action arising under or related to Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Civil Rights Act of 1866; the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990 (the “ADEA”); the Americans with Disabilities Act; the Employee Retirement Income Security Act of 1974; the Sarbanes-Oxley Act of 2002; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the National Labor Relations Act; the Fair Credit and Reporting Act; the Genetic Information Nondiscrimination Act; the Immigration Reform and Control Act; the Equal Pay Act; the Federal Rehabilitation Act; the Illinois Human Rights Act; the Illinois Right to Privacy in the Workplace Act; the Illinois Worker Adjustment and Retraining Notification Act; the Illinois One Day Rest in Seven Act; the Illinois Union Employee Health and Benefits Protection Act; the Illinois Employment Contract Act; the Illinois Labor Dispute Act; the Illinois Victims’ Economic Security and Safety Act; the Illinois Whistleblower Act; the Illinois Equal Pay Act; the Illinois Gender Violence Act; the Illinois Biometric Information Privacy Act; the Illinois Constitution; the Cook County Human Rights Ordinance; and the Chicago Human Rights Ordinance (including all amendments to the foregoing statutes and including each of their respective implementing regulations); all state and federal statutes and regulations; any other federal, state or local law; all oral or written contract rights, including any rights under any Kraft Heinz incentive plan, program, or labor agreement; and all claims arising under common law including breach of contract, retaliation, defamation, intentional or negligent infliction of emotional distress, breach of public policy, negligence, tort, or for personal injury of any sort, or any other legal theory, whether legal or equitable (excepting those claims that cannot be waived by law (such as any right Executive may have to unemployment benefits, workers’ compensation and disability benefits) and rights to indemnification and expense advancement rights under any agreement, under applicable corporate law, under the by-laws or certificate of incorporation of any Released Party or as an insured under any director’s and officer’s liability insurance policy now or previously in force). It is understood that nothing in this general release is to be construed as an admission on behalf of the Released Parties of any wrongdoing with respect to Executive, any such wrongdoing being expressly denied.

Nothing in this Agreement is intended to interfere with the protected right to file a charge, report unlawful employment practices or criminal conduct, or participate in an investigation or proceeding conducted by the EEOC, the National Labor Relations Board, or other governmental or administrative agency or engaging in Protected Activities under Section 8 above. Executive acknowledges, however, that he is waiving his right to any monetary recovery or relief in connection with any charge or to file an individual or class action lawsuit against the Released Parties individually and collectively. Notwithstanding anything herein to the contrary, nothing in this Agreement prohibits Executive from seeking and obtaining a whistleblower award from the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act. Moreover, nothing in this Agreement limits Executive’s right to receive a statutory award for information provided to the Securities and Exchange Commission Further, nothing in this Agreement shall be construed to waive any right that is not subject to waiver by private agreement under federal, state, or local employment or other laws.

15. The Company hereby advises Executive to consult with an attorney of Executive’s choosing prior to signing this Agreement. Executive represents that Executive has had the opportunity to review this Agreement and, specifically, the restrictive covenants in Section 6 and the release in Section 13 with an attorney of Executive’s choice.

a.

Illinois Freedom to Work Act. Executive also agrees and acknowledges that Executive is receiving benefits and payments to which Executive would not otherwise be entitled unless Executive signs this Agreement. Specifically, Executive acknowledges and agrees that the arrangements and benefits described herein, among other additional professional and financial benefits, constitute adequate and independent consideration for purposes of the Illinois Freedom to Work Act, 820 Ill. Comp. Stat. Ann 90 et seq. if and to the extent applicable. Pursuant to 820 Ill. Comp. Stat. Ann. 90/20, Executive understands that Executive has been given at least fourteen (14) calendar days to review and consider this Agreement; however, Executive may sign this Agreement sooner if Executive wishes to do so. In the event that Executive signs this Agreement before the expiration of the fourteen (14)-day review period given to Executive pursuant to 820 Ill. Comp. Stat. Ann. 90/20, Executive acknowledges and agrees that such decision was entirely voluntary and that Executive had the opportunity to consider this Agreement for the entire fourteen (14)-day period.

b.

ADEA Review and Revocation Periods. Executive agrees and acknowledges that this Agreement includes, but is not limited to, a waiver of claims of age discrimination (if any) that Executive may assert under the ADEA, and that this Agreement does not release claims under the ADEA that may arise after the date on which Executive signs this Agreement. By signing below, Executive acknowledges that he has thoroughly read this Agreement and that he has full understanding and knowledge of its terms and conditions, and that Executive has voluntarily consented to the release set forth in Section 13 of this Agreement and has entered into this Agreement freely, knowingly and voluntarily. Executive also acknowledges that he has been provided twenty (21) calendar days to consider the terms of this Agreement. However, Executive may sign and return this Agreement sooner if Executive wishes. Executive agrees that changes to this Agreement, whether material or immaterial, do not restart the running of the twenty-one (21)-day period. Executive understands that if he signs this Agreement, he may revoke this Agreement within seven (7) calendar days after he signs it, and in the event of such revocation this Agreement will not go into effect and Executive will not receive the payments or benefits that are being provided by this Agreement. Executive also understands that if he does not revoke this Agreement within seven (7) calendar days after he signs it, this Agreement will become complete, final and binding on Executive and Kraft Heinz on the eighth (8th) calendar day after the date Executive has signed and not timely revoked it, which will be the “Effective Date” of this Agreement. Executive will not be entitled to the payments and benefits set forth in Sections 3 or 4 above until Executive signs this Agreement and returns the signed document to the Company, and the revocation period has expired and the Effective Date has occurred. If Executive does not sign this Agreement within such twenty-one (21) calendar day period, or signs this Agreement and revokes Executive’s consent within such seven (7) calendar day period following his signature, the Company’s offer of the payments and benefits set forth in Sections 3 and 4 above shall be null and void.

16. Executive’s entitlement to the severance benefits set forth in Section 4 of this Agreement are subject to Executive’s execution and non-revocation of the separate and final Supplemental Agreement on or subsequent to the Termination Date, in the form attached hereto as Exhibit A, which Supplemental Agreement must become fully effective and irrevocable in accordance with Section 2 thereof by the twenty-eighth (28th) day following the Termination Date.

17. This Agreement sets forth the entire agreement between Kraft Heinz and Executive and fully supersedes any and all prior agreements and understandings between them pertaining to the subject matter of this Agreement; provided, however, that nothing herein shall replace, extinguish, or reduce Executive’s continuing obligations pursuant to the Restrictive Covenants Agreements, all of which obligations shall survive this Agreement and continue in full force and effect in accordance with their terms. Kraft Heinz and Executive agree that no change to or modification of this Agreement shall be valid or binding unless it is in writing and executed by them.

18. If any provision of this Agreement is held by a court of competent jurisdiction or arbitrator to be invalid, illegal or unenforceable for any such reason, such invalidity, illegality or unenforceability shall not affect the remaining provisions of the Agreement. On the contrary, such court or arbitrator shall have the power to modify the provision to render it enforceable (including by reforming, modifying, adding words or phrases to, or deleting words or phrases from, such provision) to the extent necessary to make it enforceable, and this Agreement in its reduced form shall be valid and enforceable to the fullest extent permitted by law. The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision. This Agreement is governed by the laws of the State of Illinois without giving effect to its conflicts of laws principles.

19. Executive acknowledges and agrees that, except as set forth in this Agreement, Executive has received all payments and benefits to which Executive is entitled from the Company Group, and Executive is not entitled to any other compensation, benefits, or payments from the Company Group or any other Released Parties. Except as expressly provided in Sections 2, 3 and 4 of this Agreement, Executive will not be eligible to participate or continue to participate in any employee benefit plans or compensation arrangements of the Company Group subsequent to the Termination Date.

20. Notice. All notices and other communications hereunder shall be in writing; shall be delivered by hand delivery to the other party or mailed by registered or certified mail, return receipt requested, postage prepaid or by a nationally recognized courier service; shall be deemed delivered upon actual receipt; and shall be addressed as follows:

If to Kraft Heinz:

Kraft Heinz Company

200 E Randolph Street

Chicago, IL 60601

Attention: Office of the General Counsel

Email: Angel.Willis@kraftheinz.com

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

Attention:  Brandon Van Dyke, Esq.

Email:      Brandon.VanDyke@skadden.com

If to the Executive: at the last address that Employer has in its personnel records for the Executive, with a copy (which shall not constitute notice) to:

Sterlington, PLLC

530 Fifth Avenue, Suite 804, New York, NY 10036

Attention: Jeremy L. Goldstein

Email: Jeremy.Goldstein@sterlingtonlaw.com; notices@sterlingtonlaw.com.

21. Legal Fees. Kraft Heinz shall pay or reimburse the Executive for the Executive’s legal fees and expenses incurred in negotiating, drafting, and reviewing this Agreement and related agreements, up to a maximum aggregate amount of $25,000.

22. Executive understands and agrees that (i) this Agreement is executed by Kraft Heinz on its own behalf and on behalf of each of its parents, subsidiaries, affiliates, successors, or assignees, (ii) that Executive’s obligations under this Agreement shall apply equally to Kraft Heinz and each of its parents, subsidiaries, affiliates, successors, or assignees, and (iii) that such entities may enforce this Agreement in their own name as if they were parties to this Agreement. Executive understands and agrees that this Agreement will be binding upon his heirs, executors, assigns, administrators, agents, and other legal representatives, and is made and will be for the benefit of Kraft Heinz, its parents, subsidiaries, affiliates, successors, and assignees. Without limiting the foregoing, Executive hereby agrees that the Company may assign this Agreement and its rights and obligations under this Agreement, without the need to obtain any further agreement on Executive’s part, to any successor to any of the Company’s assets or interests, whether by assignment, merger, consolidation, reorganization, reincorporation, sale of assets or stock, or otherwise. Without limiting the foregoing, it is the parties’ intention that each of the Released Parties are third party beneficiaries to this Agreement and that each of the Released Parties can legally enforce this Agreement.

/s/ Carlos Abrams-Rivera	Date: December 16, 2025
Carlos Abrams-Rivera

ACCEPTED FOR THE KRAFT HEINZ COMPANY

By:	/s/ Miguel Patricio

Title:	Executive Chairman

Date:	December 15, 2025

I received the Severance Separation Agreement and General Release on December 16, 2025.

Initials: CAR

EXHIBIT A

SUPPLEMENTAL WAIVER AND RELEASE AGREEMENT (this “Supplemental Agreement”)

[Not to be signed prior to the Termination Date]

Carlos Abrams-Rivera (“Executive”) and Kraft Heinz Foods Company (“Kraft Heinz”), the parties to the Severance Separation Agreement and General Release (“Original Agreement”) entered into on December   , 2025 hereby agree to supplement the Original Agreement as follows:

1. Executive is aware of his legal rights concerning his employment with and termination from Kraft Heinz. Executive represents that he has not filed any complaints of any kind whatsoever with any local, state, federal, or governmental agency or court against Kraft Heinz based upon, or in any way related to, his employment with or separation from Kraft Heinz. Executive further represents that he understands that the monetary payments and other benefits provided for in the Original Agreement constitute a full and complete satisfaction of any claims, asserted or unasserted, knowing or unknown, that he has or may have against Kraft Heinz or an affiliate. Accordingly, in exchange for the monetary payments and other benefits provided for in the Original Agreement, which Executive acknowledges is greater than any payments and benefits that he would be entitled to receive absent the Original Agreement, Executive individually and on behalf of his spouse/partner, heirs, successors, legal representatives and assigns hereby unconditionally releases, dismisses, and forever discharges The Kraft Heinz Company (formerly known as H.J. Heinz Holding Corporation) and Kraft Heinz Foods Company (formerly known as the H.J. Heinz Company and the successor to Kraft Foods Group, Inc.), and each of their respective predecessors, successors, parents, subsidiaries, affiliated corporations, limited liability companies and partnerships, and all of their past and present shareholders, employee benefit plans and their administrators, officers, directors, fiduciaries, employees, assigns, representatives, agents, and counsel (collectively the “Released Parties”) from any and all claims, demands, liabilities, obligations, agreements, damages, debts, and causes of action arising out of, or in any way connected with, Executive’s employment with or separation from Kraft Heinz or any of the Released Parties. This waiver and release includes, but is not limited to, all claims and causes of action arising under or related to Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Civil Rights Act of 1866; the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990 (the “ADEA”); the Americans with Disabilities Act; the Employee Retirement Income Security Act of 1974; the Sarbanes-Oxley Act of 2002; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the National Labor Relations Act; the Fair Credit and Reporting Act; the Genetic Information Nondiscrimination Act; the Immigration Reform and Control Act; the Equal Pay Act; the Federal Rehabilitation Act; the Illinois Human Rights Act; the Illinois Right to Privacy in the Workplace Act; the Illinois Worker Adjustment and Retraining Notification Act; the Illinois One Day Rest in Seven Act; the Illinois Union Employee Health and Benefits Protection Act; the Illinois Employment Contract Act; the Illinois Labor Dispute Act; the Illinois Victims’ Economic Security and Safety Act; the Illinois Whistleblower Act; the Illinois Equal Pay Act; the Illinois Gender Violence Act; the Illinois Biometric Information Privacy Act; the Illinois Constitution; the Cook County Human Rights Ordinance; and the Chicago Human Rights Ordinance (including all amendments to the foregoing statutes and including each of their respective implementing regulations); all state and federal statutes and regulations; any other federal, state or local law; all oral or written contract rights, including any rights under any Kraft Heinz incentive plan, program, or labor agreement; and all claims arising under common law including breach of contract, retaliation, defamation, intentional or negligent infliction of emotional distress, breach of public policy, negligence, tort, or for personal injury of any sort, or any other legal theory, whether legal or equitable (excepting those claims that cannot be waived by law (such as any right Executive may have to unemployment benefits, workers’ compensation and disability benefits) and rights to indemnification and expense advancement rights under any agreement, under applicable corporate law, under the by-laws or certificate of incorporation of any Released Party or as an insured under any director’s and officer’s liability insurance policy now or previously in force). It is understood that nothing in this general release is to be construed as an admission on behalf of the Released Parties of any wrongdoing with respect to Executive, any such wrongdoing being expressly denied.

Nothing in this Agreement is intended to interfere with the protected right to file a charge, report unlawful employment practices or criminal conduct, or participate in an investigation or proceeding conducted by the EEOC, the National Labor Relations Board, or other governmental or administrative agency or engaging in Protected Activities under Section 8 of the Original Agreement. Executive acknowledges, however, that he is waiving his right to any monetary recovery or relief in connection with any charge or to file an individual or class action lawsuit against the Released Parties individually and collectively. Notwithstanding anything herein to the contrary, nothing in this Agreement prohibits Executive from seeking and obtaining a whistleblower award from the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act. Moreover, nothing in this Agreement limits Executive’s right to receive a statutory award for information provided to the Securities and Exchange Commission Further, nothing in this Agreement shall be construed to waive any right that is not subject to waiver by private agreement under federal, state, or local employment or other laws.

2. By signing below, Executive acknowledges that he has thoroughly read this Supplemental Agreement and that he has full understanding and knowledge of its terms and conditions. Executive also acknowledges that he has been advised to consult an attorney of Executive’s choosing prior to executing this Supplemental Agreement and that Executive is receiving benefits and payments to which he would not otherwise be entitled unless Executive signs this Supplemental Agreement. Executive agrees and acknowledges that this Supplemental Agreement includes, but is not limited to, a waiver of claims of age discrimination (if any) that Executive may assert under the ADEA and that this Supplemental Agreement does not release claims under the ADEA that may arise after the date on which Executive signs this Supplemental Agreement. By signing below, Executive acknowledges that he has thoroughly read this Supplemental Agreement and that he has full understanding and knowledge of its terms and conditions, and that Executive has voluntarily consented to the release set forth in Section 1 of this Supplemental Agreement and has entered into this Agreement freely, knowingly and voluntarily. Executive also acknowledges that he has been provided twenty (21) calendar days to consider the terms of this Supplemental Agreement. However, Executive may sign and return this Supplemental Agreement sooner if Executive wishes. Executive agrees that changes to this Supplemental Agreement, whether material or immaterial, do not restart the running of the twenty-one (21)-day period. Executive understands that if he signs this Supplemental Agreement, he may revoke this Supplemental Agreement within seven (7) calendar days after he signs it, and in the event of such revocation this Supplemental Agreement will not go into effect and Executive will not receive the payments or benefits that are being provided under Section 4 of the Original Agreement. Executive also understands that if he does not revoke this Supplemental Agreement within seven (7) calendar days after he signs it, this Supplemental Agreement will become complete, final and binding on Executive and Kraft Heinz on the eighth (8th) calendar day after the date Executive has signed and not timely revoked it, which will be the “Supplemental Release Effective Date” of this Supplemental Agreement. Executive will not be entitled to the payments and benefits set forth in Section 4 of the Original Agreement until Executive signs this Supplemental Agreement and returns the signed document to the Company, and the revocation period has expired and the Supplemental Release Effective Date has occurred. If Executive does not sign this Supplemental Agreement within such twenty-one (21) calendar day period, or signs this Supplemental Agreement and revokes Executive’s consent within such seven (7) calendar day period following his signature, the Company’s offer of the payments and benefits set forth in Section 4 of the Original Agreement shall be null and void; provided, however, that Executive’s release set forth in Section 13 of the Original Agreement shall remain in full force and effect.

3. The provisions of this Supplemental Agreement append and are in addition to the terms and conditions of the Original Agreement. This Supplemental Agreement shall not modify any portion of the Original Agreement and shall not amount to a material change in the terms and conditions of the Original Agreement or releases contained therein. Capitalized terms used but not defined in this Supplemental Agreement shall have the meanings ascribed to them in the Original Agreement.

Carlos Abrams-Rivera	Date